Exhibit 99.1


          Virage Logic Announces Preliminary Fourth-Quarter
                Results at High End of Prior Outlook;
  Also Announces Departure of CFO for privately held AccelChip, Inc.

    FREMONT, Calif.--(BUSINESS WIRE)--Oct. 21, 2003--Virage Logic Corp. (Nasdaq:VIRL), a leading provider of best-in-class semiconductor IP platforms, today announced preliminary fourth quarter results, which are anticipated to be at the higher end of the company's prior business outlook provided on July 24, 2003. For the fourth quarter ended September 30, 2003, the company anticipates revenues of approximately $9.9 million and expects to report a net loss per share of $0.03 according to generally accepted accounting principles (GAAP). Expenses for the quarter are expected to include $51,000 for deferred stock compensation, and $97,000 for the amortization of purchased technology. In addition, the company expects its effective tax rate to remain consistent with that reported for the third quarter of fiscal 2003 and that this would result in a tax benefit.
    "We are pleased with our anticipated results for the fourth quarter," said Adam Kablanian, president and chief executive officer of Virage Logic. "We have continued to execute on our semiconductor IP platform strategy and believe this will lead to continued improvement in our business as customers look to Virage Logic as their single source for intellectual property for their complex design needs."
    Virage Logic cautions that its anticipated results are preliminary, based on the best information currently available, and subject to the closing of its financial records and customary quarterly and year-end accounting procedures. The company plans to report its final results for the fourth quarter and fiscal 2003 after the close of market on October 30, 2003, and will provide a detailed business outlook at that time.
    The company also announced today that James R. Pekarsky, its vice president of finance and chief financial officer, has tendered his resignation, effective mid-November 2003. Pekarsky plans to become chief financial officer of AccelChip, Inc., a privately held provider of high-level design tools and models for acceleration and implementation of DSP algorithms in silicon, based in Milpitas, California. Pekarsky joined Virage Logic as vice president of finance and chief financial officer in May 1999 and led the company through its initial public offering in August 2000.
    During the transition, Pekarsky plans to assist the company with customary year-end closing procedures and the search for a new chief financial officer. The company intends to file with the Securities and Exchange Commission its annual report on Form 10-K for the 2003 fiscal year by approximately November 14.
    "We wish to thank Jim for the many contributions he's made in establishing Virage Logic's solid financial position and managing our significant operational growth to date," said Kablanian. "While we regret Jim's decision to leave, we wish him the best in his career at AccelChip. In addition, we are launching a search for his successor as chief financial officer."

    About Virage Logic

    Virage Logic Corp. (Nasdaq:VIRL) is a leading provider of best-in-class semiconductor IP platforms based on memory, logic, I/Os, and IP development tools that are silicon-proven and production-ready. Virage Logic meets market demands for cost reduction, while improving performance and reliability for fabless and integrated device manufacturer (IDM) companies focused on the consumer, communications and networking, handheld and portable, and computer and graphics markets. Virage Logic is headquartered in Fremont, California and has sales and support offices worldwide. For more information, visit www.viragelogic.com or call (877) 360-6690 toll-free or (510) 360-8000.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to trends, business outlook, products, customer relationships, management changes and to our financial and operating results for the fiscal quarter ended September 30, 2003. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic's ability to calculate, confirm, review and analyze financial results for the fiscal quarter ended September 30, 2003 prior to their report; Virage Logic's ability to forecast its business, including its revenue outlook; Virage Logic's ability to execute on its strategy to become a provider of semiconductor IP platforms; business and economic conditions generally and in the semiconductor industry in particular; the company's ability to complete a search for a new chief financial officer in a timely manner; and other risks including those described in the company's Annual Report on Form 10-K for the period ended September 30, 2002, and in Virage Logic's other periodic reports filed with the SEC, all of which are available from Virage Logic's website (www.viragelogic.com) or from the SEC's website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

    CONTACT: Virage Logic
             Jim Pekarsky, CFO, 510-360-8025
             jrp@viragelogic.com